Kidron Capital Advisors – Member FINRA/ SIPC

Project Pelican

Valuation Analysis

Prepared for: The Board of Directors of Paybox Corp.

December 13, 2016

Kidron Disclaimer

The Board of Directors of Paybox Corp. ("Paybox" or the "Company") has requested that Kidron Capital Advisors LLC ("Kidron") perform a valuation analysis of the Company.

In connection with our assignment, we have relied on and assumed the accuracy and completeness of all financial and other information supplied or otherwise made available to Kidron by the Company. We have not assumed any responsibility for independent verification of such information or any independent appraisal of the Company's assets or liabilities (contingent or otherwise). With respect to the audited financial statements, unaudited financial analyses, financial forecasts, estimates, projections or other information furnished to us by the Company, we have assumed, without any further independent investigation and analysis, that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgment of the management team as to the expected future financial performance of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have also relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. Any assumptions made in our analyses are not necessarily indicative of future results or value, which may differ significantly from those assumptions.

It should be noted that our presentation is based on economic and market conditions and other circumstances existing on, and information made available prior to, or as of, the date hereof. Kidron has undertaken no, and hereby disclaims any, obligation to update the presentation after the date hereof to reflect any new developments which might affect any matters or opinions set forth herein.

Kidron has been engaged to provide this valuation analysis and accompanying fairness opinion to the Company. Kidron will receive a fee in conjunction with the delivery of the analysis and opinion, regardless of its content. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

The analysis does not constitute a recommendation to the management or the Board of Directors of Paybox regarding any proposed transaction. Furthermore, the analysis should not be construed as creating any fiduciary duty on the part of Kidron to any party.

Table of Contents

I. Executive Summary

Executive Summary

Overview

- Kidron Capital Advisors LLC was requested to provide an indicative valuation analysis of the Company.
- The valuation of the Company relies on data available at or before December 8, 2016, unless otherwise indicated.
- The valuation of the Company also relies on projected financials provided by the Company's management.
- The valuation is derived from determining the value of the equity of the Company as a going concern and exclusive of any element of value arising from the accomplishment or expectation of any transaction, i.e. the valuation assumes that the Company continues to operate as a public reporting company.
- There are three conceptually distinct methodologies that can be applied to determine the fair market value of a business or assets, as detailed below:

  (a) the discounted cash flow (DCF) or "income" approach,
  (b) the market approach and
  (c) the cost approach.

- The income and market approaches were utilized to arrive at a conclusion of value for the Company's enterprise value (EV). The income approach directly measures the value of a company by estimating the expected cash flows derived from the business. The market approach provides an indication of value by observing the market value of comparable companies and transactions based on various pricing measures. The cost approach was not analyzed since we valued the Company on a going concern basis with consideration of the contribution to value by all the operating assets (tangible and intangible) of the business.
- This analysis does not constitute a recommendation to the management or the Board of Directors of Paybox Corp. regarding the proposed 1 to 1000 reverse stock split and subsequent "going dark" transaction by Paybox. It is intended to provide a valuation analysis of the Company based on valuation metrics that are customarily applied in assisting purchasers and sellers to ascertain the financial value of a company.
- The valuation of a company is not a precise science and the conclusions will therefore be subjective and dependent on the exercise of individual judgment. There is therefore no indisputable single value and we normally express our analysis on a value falling within a range. While we consider our range of values to be reasonable based on the information available to us and our own independent analyses, others may place a different value on the company. There are numerous other factors other than valuation from a financial point of view that should be taken into account by any purchaser or seller prior to determining a final purchase/sale price for a business.

Executive Summary
Situation Overview

- The Board of Directors of the Company has authorized an amendment to the Company's Certificate of Incorporation that would effect a 1-for-1,000 reverse stock split of the Company's common stock.

- The Board of Directors decided that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the Company's best interests or the best interests of its stockholders, to remain an SEC reporting company.

- The reverse stock split will enable Paybox to terminate the registration of its common stock under the Exchange Act, if, after the reverse stock split, there are fewer than 300 record holders of its common stock.

- The reasons for proposing the reverse stock split by the Company include the following:

  - Annual cost savings expected to be realized as a result of the termination of the registration of Paybox's shares of common stock under the Exchange Act, including ongoing expenses for compliance with the Sarbanes-Oxley Act;
  - The substantial number of beneficial holders of the Company's common stock who hold fewer than 1,000 shares and whose shares have a relatively small market value;
  - The opportunity to avoid application of the "penny stock" rules to the Company's common stock;
  - The limited public trading volume and liquidity of the common stock; and
  - The ability of Paybox's small stockholders (those holding fewer than 1,000 shares) to liquidate their holdings and receive a price for their shares that management believes is fair and attractive, without incurring brokerage commissions.

Executive Summary
Company Overview

Company Overview

- Paybox Corp. (formerly Direct Insite Corp.) operates as a software-as-a-service provider, providing financial supply chain automation and workflow efficiencies within the Procure-to-Pay and Order-to-Cash processes.
- Headquartered in Fort Lauderdale, FL.
- 33 employees in the United States, including 24 in production, development and technical support, 2 in sales and marketing, 2 in technical sales support and post- sales management, and 5 in corporate finance and administration.

Customers

- Paybox's client base includes IBM, Siemens, Hewlett Packard Enterprise Services, Saint Gobain, Carlson Wagonlit Travel and one of the world's largest financial institutions.
- Four customers, HP Enterprise Services, inclusive of its underlying customers, IBM, Saint Gobain and one other customer account for a significant portion of the Company's revenues. For the three month period ending September 30, 2016, HP Enterprise, IBM and Saint Gobain accounted for 17.0%, 43.9% and 10.8% of revenue respectively. One other major customer accounted for 14.7% of revenue. These four customers accounted for 86.4% of revenue.

Financial Overview



Revenue & EBITDA
$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$-
2011
2012
2013
2014
2015
2016
Revenue
EBITDA

Stock Trading Overview



Share Price ($)
$1.00
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$0.00
60,000
50,000
40,000
30,000
20,000
10,000
0
Volume
Dec-07-2015
Feb-08-2016
Apr-08-2016
Jun-08-2016
Aug-08-2016
Oct-07-2016
Dec-07-2016
Paybox Corp. (OTCPK:PBOX) - Volume
Paybox Corp. (OTCPK:PBOX) - Share Pricing

Source: Company filings, S&P Capital IQ

II. Stock Trading Performance

Stock Price Performance

Trading History 2011-2016



Paybox Corp.
Share Price
2.00
1.80
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
300,000.00
250,000.00
200,000.00
150,000.00
100,000.00
50,000.00
0.00
Volume
Dec-13-2011
Feb-09-2012
Apr-05-2012
Jun-01-2012
Jul-27-2012
Sep-21-2012
Nov-19-2012
Jan-16-2013
Mar-14-2013
May-09-2013
Jul-05-2013
Aug-29-2013
Oct-24-2013
Dec-19-2013
Feb-18-2014
Apr-14-2014
Jun-10-2014
Aug-05-2014
Sep-30-2014
Nov-24-2014
Jan-22-2015
Mar-19-2015
May-14-2015
Jul-10-2015
Sep-03-2015
Oct-29-2015
Dec-24-2015
Feb-23-2016
Apr-19-2016
Jun-14-2016
Aug-09-2016
Oct-04-2016
Nov-29-2016
Paybox Corp. (OTCPK: PBOX) – Volume
Paybox Corp. (OTCPK: PBOX) – Share Pricing
Paybox Corp. (OTCPK: PBOX) – Results Announcements
Paybox Corp. (OTCPK: PBOX) – Insider Trades - Buys

Source: S&P Capital IQ

Stock Price Performance

Percent Change in Share Price Comparisons

Paybox Corp Trading Price Comparisons



Percent Change in Share Price
178%
128%
78%
28%
-22%
-72%
Dec-30-2011
Jun-29-2012
Dec-31-2012
Jun-28-2013
Dec-31-2013
Jun-30-2014
Dec-31-2014
Jun-30-2015
Dec-31-2015
Jun-30-2016
Dec-12-2016
Paybox Corp. (OTCPK:PBOX) - Share Pricing
NASDAQ Composite Index
Select Public Companies(1)

Source: S&P Capital IQ

(1) Bottomline, BasWare, Intellect Design, Proactis, Generix, Determine, Versapay.

Stock Valuation Performance

Valuation Ratio Comparisons



Paybox Corp
TEV/Revenue Comparisons
Total Enterprise Value / Total Revenue
5.0x
4.0x
3.0x
2.0x
1.0x
0.0x
-1.0x
Dec-30-2011
Jun-29-2012
Dec-31-2012
Jun-30-2013
Dec-31-2013
Jun-30-2014
Dec-31-2014
Jun-30-2015
Dec-31-2015
Jun-30-2016
Dec-11-2016
Paybox Corp. (OTCPK:PBOX) - TEV/Total Revenues
NASDAQ Composite Index - TEV/Total Revenues
Select Public Companies[1] - TEV/Total Revenues

Source: S&P Capital IQ
TEV: Total Enterprise Value
[1] Bottomline, BasWare, Intellect Design, Proactis, Generix, Determine, Versapay

Stock Valuation Performance
Valuation Ratio Comparisons



Paybox Corp
TEV/EBITDA Comparisons
Total Enterprise Value / EBITDA
84.0x
74.0x
64.0x
54.0x
44.0x
34.0x
24.0x
14.0x
4.0x
-6.0x
Dec-30-2011
Jun-29-2012
Dec-31-2012
Jun-30-2013
Dec-31-2013
Jun-30-2014
Dec-31-2014
Jun-30-2015
Dec-31-2015
Jun-30-2016
Dec-11-2016
Paybox Corp. (OTCPK:PBOX) - TEV/EBITDA
NASDAQ Composite Index - TEV/EBITDA
Select Public Companies(1) - TEV/EBITDA

Source: S&P Capital IQ
TEV: Total Enterprise Value
(1) Bottomline, BasWare, Intellect Design, Proactis, Generix, Determine, Versapay

III. Valuation Analysis

Valuation Analysis
Valuation Methodologies

I. **Discounted Cash Flow Analysis (“DCF”)**

- A DCF analysis was performed on the business. The DCF was based upon review of historical financial statements and financial projections provided by the Company’s management.

II. **Market Approach: Comparable Company Analysis**

- We determined a value based on a review of the pricing multiples of comparable companies. Based on our due diligence, we identified publicly traded companies that owned and operated businesses similar to the Company.
- We calculated and reviewed pricing multiples for each comparable company and as a group. We investigated valuation multiples across various categories, and selected average enterprise value (EV) multiples of Revenue and EBITDA to arrive at an implied enterprise valuation.

III. **Market Approach: Comparable Transaction Analysis**

- We determined a conclusion of value based on a review of the pricing multiples of comparable transactions. We investigated valuation multiples across various categories, and selected average enterprise value (EV) multiples of Revenue and EBITDA to arrive at an implied enterprise valuation.

While the companies utilized for comparative purposes in our analysis have elements that are comparable to the Company, they are not entirely comparable for a variety of reasons including size, variety of products and services offered, market cap and relative stock and financial performance. Kidron does not have access to nonpublic information related to any of the companies or transactions used for comparative purposes. Accordingly, a complex valuation analysis cannot be limited to a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets and the Company, as well as other factors that could affect their value relative to that of the Company.

Given the foregoing, the discounted cash flow analysis may be particularly relevant in this analysis as it measures the value of a business by discounting its future cash flows. Accordingly, we have given additional weighting to the DCF valuation analysis over the comparative analyses and have considered the DCF analysis from both the perspective of perpetual growth and the perspective of an exit.

Valuation Analysis

Scope of Analysis

In connection with its valuation analysis, Kidron has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Kidron's procedures, examinations, and financial analysis with respect to the preparation of its valuation analysis included, but were not limited to, the following:

- Reviewed a draft Report on Form 13e-3 dated December 8, 2016;
- Reviewed certain publicly available financial and other information relating to the Company, including publicly filed annual and quarterly filings for the Company;
- Reviewed financial projections for the Company provided to us by the management of the Company;
- Reviewed other documents relating to the history, current operations and currently projected future outlook of the Company made available to us by the Company;
- For purposes of the valuation analysis described in the presentation, Kidron relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it;
- Conducted discussions with management of the Company regarding the business, operations and future prospects of the Company;
- Reviewed the historical stock prices and trading volume of the Company's common stock;
- Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Kidron deemed relevant, and an analysis of selected M&A transactions that Kidron deemed relevant; and
- Conducted such other analyses and considered such other factors as Kidron deemed appropriate.

Valuation Analysis

Summary of Valuation Analysis



$0.42
30-day VWAP
(as of Dec.8, 2016)
$0.36 stock
price as of
Dec. 8, 2016
Weighted Per Share Price Range
$0.61
$0.81
Comparable Transaction Analysis Avg
$0.72
$0.99
Comparable Company Analysis Avg
$0.89
$1.15
Discounted Cash Flow Analysis
$0.47
$0.63
$0.25
$0.50
$0.75
$1.00
$1.25
$1.50
price per share

Valuation Analysis

Summary of Valuation Analysis

		Implied Per Share Range		
		Low	Mid	High
	Share Price	$0.61	$0.70	$0.81
Share Price (12/8/2016)	$0.36	68.1%	94.7%	124.1%
10-Day VWAP	$0.40	51.7%	75.6%	102.1%
30-Day VWAP	$0.42	45.1%	68.0%	93.3%
60-Day VWAP	$0.43	42.3%	64.7%	89.6%
90-Day VWAP	$0.46	32.8%	53.7%	76.9%
10-Day Prior	$0.42	44.1%	66.9%	92.1%
30-Day Prior	$0.51	18.7%	37.4%	58.2%
60-Day Prior	$0.49	23.5%	43.0%	64.6%
90-Day Prior	$0.67	-9.7%	4.6%	20.4%
LTM High (4/4/2016)	$0.76	-19.8%	-7.2%	6.8%
LTM Low (12/6/2016)	$0.34	78.0%	106.1%	137.3%

Based on closing stock prices
Source: S&P Capital IQ

Valuation Analysis

Summary of Valuation Methodologies

Valuation Summary
($ in thousands)

Valuation Methodology	Median Multiple	Weight	Low	Mid	High
Discounted Cash Flow Analysis		60.0%	**$3,447**	**$4,346**	**$5,463**
Comparable Company Analysis					
Revenue Multiple Analysis	2.0x		$9,789	$13,052	$16,316
EBITDA Multiple Analysis	28.0x		$7,974	$8,119	$8,264
Comparable Company Analysis Average		20.0%	**$8,882**	**$10,586**	**$12,290**
Comparable Transaction Analysis					
Revenue Multiple Analysis	1.8x		$8,484	$11,747	$15,010
EBITDA Multiple Analysis	17.4x		$4,900	$5,045	$5,190
Comparable Transaction Analysis Average		20.0%	**$6,692**	**$8,396**	**$10,100**
Weighted Enterprise Value Range			**$5,183**	**$6,404**	**$7,756**
Less: Debt			$0	$0	$0
Plus: Cash as of December 8, 2016			$2,350	$2,350	$2,350
Plus: PV of NOL Tax Savings			$382	$411	$443
Implied Equity Value Range			**$7,915**	**$9,165**	**$10,549**
Total Fully Diluted Shares Outstanding			13,077	13,077	13,077
Implied Per Share Price:			**$0.61**	**$0.70**	**$0.81**

Implied Enterprise Value Multiples		Low	Mid	High
2016E EBITDA	$290	17.9x	22.1x	26.7x
2017E EBITDA	($159)	N/A	N/A	N/A
2016E Revenue	$6,526	0.8x	1.0x	1.2x
2017E Revenue	$6,100	0.8x	1.0x	1.3x

Valuation Analysis

Historical and Forecasted Financials

For the Fiscal Year Ending December 31								
($ in thousands)	Actuals		Management Estimates					
	2014A	2015A	2016E	2017E	2018E	2019E	2020E	2021E
Total Revenue	8,295.0	8,011.0	6,526.2	6,099.8	7,090.5	8,554.7	9,369.5	9,875.1
Growth Over Prior Year	*(7.6%)*	*(3.4%)*	*(18.5%)*	*(6.5%)*	*16.2%*	*20.7%*	*9.5%*	*5.4%*
Total Costs and Operating Expenses	**7,844.0**	**7,127.0**	**6,236.3**	**6,259.1**	**7,232.2**	**7,994.3**	**8,533.1**	**8,938.1**
EBITDA	**451.0**	**884.0**	**290.0**	**(159.2)**	**(141.7)**	**560.5**	**836.4**	**937.0**
Margin %	*5.4%*	*11.0%*	*4.4%*	*(2.6%)*	*(2.0%)*	*6.6%*	*8.9%*	*9.5%*
Depreciation and Amortization	327.0	289.0	242.6	388.0	516.0	516.0	400.0	400.0
Interest and Other Expenses	10.0	4.0	1.5	6.0	7.2	9.0	9.0	9.0
Earnings Before Taxes	114.0	591.0	45.9	(553.2)	(664.9)	35.5	427.4	528.0
Less: Taxes	8.0	23.0	1.9	0	0	14.2	171.0	211.2
Net Income	**106.0**	**568.0**	**44.0**	**(553.2)**	**(664.9)**	**21.3**	**256.4**	**316.8**
Plus: Depreciation and Amortization	327.0	289.0	242.6	388.0	516.0	516.0	400.0	400.0
Plus: Stock Based Compensation	213.0	213.0	174.5	156.0	150.0	150.0	150.0	150.0
Less: Capital Expenditures	(21.0)	(9.0)	(73.0)	(100.0)	(100.0)	(100.0)	(100.0)	(100.0)
Less: Capitalization of Internally Developed Software	(474.0)	(194.0)	(398.0)	(400.0)	0	0	0	0
Less: Change in Net Working Capital	(448.0)	669.0	(142.5)	(200.0)	(200.0)	100.0	100.0	100.0
Free Cash Flow	**(297.0)**	**1,536.0**	**(152.5)**	**(709.2)**	**(298.9)**	**687.3**	**806.4**	**866.8**

Source: Company management
Note: Includes public company costs.

Valuation Analysis

Discounted Cash Flow – Key Assumptions

- As the basis for the discounted cash flow ("DCF") analysis, Kidron utilized the Management Projections for the fiscal years ("FY") ending December 2017 to December 2019. Beyond the projection period provided in the Management Projections, Kidron extrapolated financial projections through FY 2021 based on information provided by Management.
- The financial projections assume that the Company continues to operate as a public reporting company.
- The following is a summary of the key assumptions used in the DCF analysis:
  - The 5-year sales compounded annual growth rate ("CAGR") through FY 2021 is assumed to be 8.6%.
  - EBITDA margins are projected to increase from 4.4% in FY 2016 to 9.5% in FY 2021.
  - Capital expenditures are projected to be steady at $0.1M from FY 2017 to FY 2021.
  - Corporate income taxes are projected using a tax rate of 40.0%.
  - The resulting cash flows were discounted to present value at a Weighted Average Cost of Capital ("WACC") range of 16.2% to 19.2%. The WACC was derived from a cost of equity estimated using the Capital Asset Pricing Model.
  - The perpetuity growth terminal value was estimated using a WACC range of 16.2% to 19.2% and a terminal growth rate of 3.0% to 5.0%
  - The exit multiple terminal value was estimated using an exit multiple range of 10.0X to 14.0X enterprise value to EBITDA.
- The present value of net operating loss carryforward tax benefits were valued separately and added to equity value.

Valuation Analysis
Discounted Cash Flow Analysis

Discounted Cash Flow Analysis
($ in thousands)

Fiscal Year Ending December	2016E	2017E	2018E	2019E	2020E	2021E	'16-'21 CAGR
	Management Projections						
Revenue	$6,526	$6,100	$7,090	$8,555	$9,370	$9,875	8.6%
Growth		*-6.5%*	*16.2%*	*20.7%*	*9.5%*	*5.4%*	
EBITDA	$290	($159)	($142)	$560	$836	$937	26.4%
Margin	*4.4%*	*-2.6%*	*-2.0%*	*6.6%*	*8.9%*	*9.5%*	
Interest and Other Expenses	$2	$6	$7	$9	$9	$9	
Earnings Before Taxes	$46	($553)	($665)	$35	$427	$528	
Taxes	$2	$0	$0	$14	$171	$211	
Net Operating Profit After Tax	$44	($553)	($665)	$21	$256	$317	
Plus: Depreciation & Amortization	$243	$388	$516	$516	$400	$400	
Plus: Stock Based Compensation	$174	$156	$150	$150	$150	$150	
Less: Capital Expenditures	($73)	($100)	($100)	($100)	($100)	($100)	
Less: Capitalized Product Development	($398)	($400)	$0	$0	$0	$0	
(Increase) Decrease in Working Capital	($143)	($200)	($200)	$100	$100	$100	
Free Cash Flow	($152)	($709)	($299)	$687	$806	$867	

Perpetuity Growth Valuation	Low	Mid	High
Perpetuity Growth Rate	3.0%	4.0%	5.0%
Weighted Average Cost of Capital	19.2%	17.7%	16.2%
PV of Cash Flows	$360	$406	$457
PV of Terminal Value	$2,285	$2,906	$3,826
Implied Enterprise Value Range	**$2,645**	**$3,313**	**$4,283**
Less: Debt	$0	$0	$0
Plus: Cash as of December 8, 2016	$2,350	$2,350	$2,350
PV of NOL Tax Savings	$382	$411	$443
Implied Equity Value Range	**$5,377**	**$6,074**	**$7,075**
Total Fully Diluted Shares Outstanding	13,077	13,077	13,077
Implied Per Share Price:	**$0.41**	**$0.46**	**$0.54**

Exit Multiple Valuation	Low	Mid	High
Terminal EBITDA Multiple	10.0x	12.0x	14.0x
Weighted Average Cost of Capital	19.2%	17.7%	16.2%
PV of Terminal Value	$3,890	$4,974	$6,187
PV of Cash Flows	$360	$406	$457
Implied Enterprise Value Range	**$4,250**	**$5,380**	**$6,644**
Less: Debt	$0	$0	$0
Plus: Cash as of December 8, 2016	$2,350	$2,350	$2,350
PV of NOL Tax Savings	$382	$411	$443
Implied Equity Value Range	**$6,982**	**$8,141**	**$9,437**
Total Fully Diluted Shares Outstanding	13,077	13,077	13,077
Implied Per Share Price:	**$0.53**	**$0.62**	**$0.72**

	Low	Mid	High
Average Implied Share Price	**$0.47**	**$0.54**	**$0.63**

Valuation Analysis

NOL Tax Benefit Analysis

NOL Tax Benefit Analysis								
($ in thousands)	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E
Pre-NOL Taxable Income	(553.2)	(664.9)	35.5	427.4	528.0	549.1	571.1	593.9
NOL Beginning Balance	24,954.1	25,507.3	26,172.2	20,318.2	19,709.9	11,319.3	6,139.6	676.7
Plus NOL Created	553.2	664.9	-	-	-	-	-	-
Minus NOL Used	-	-	(35.5)	(427.4)	(528.0)	(549.1)	(571.1)	(593.9)
Minus NOL Expired			(5,818.5)	(181.0)	(7,862.6)	(4,630.6)	(4,891.8)	(1,068.4)
NOL Ending Balance	25,507.3	26,172.2	20,318.2	19,709.9	11,319.3	6,139.6	676.7	-
NOL Savings: Taxes @ 40%	-	-	14.2	171.0	211.2	219.7	228.4	237.6

	Low	Mid	High
Weighted Average Cost of Capital	19.2%	17.7%	16.2%
Present Value of Tax Benefits	$382.1	$411.0	$442.6

Valuation Analysis

Discounted Cash Flow Analysis – Sensitivity Tables

Perpetual Growth Model

Implied Enterprise Value Sensitivity Analysis

Discount Rate (WACC)	Terminal Perpetuity Growth Rate 2.0%	3.0%	4.0%	5.0%	6.0%
15.7%	$3,580	$3,857	$4,182	$4,566	$5,030
16.7%	$3,212	$3,444	$3,711	$4,025	$4,396
17.7%	$2,894	$3,089	$3,313	$3,571	$3,874
18.7%	$2,617	$2,783	$2,972	$3,188	$3,438
19.7%	$2,373	$2,516	$2,676	$2,859	$3,068

Implied Per Share Price Sensitivity Table

Discount Rate (WACC)	Terminal Perpetuity Growth Rate 2.0%	3.0%	4.0%	5.0%	6.0%
15.7%	$0.49	$0.51	$0.53	$0.56	$0.60
16.7%	$0.46	$0.48	$0.50	$0.52	$0.55
17.7%	$0.43	$0.45	$0.46	$0.48	$0.51
18.7%	$0.41	$0.42	$0.44	$0.45	$0.47
19.7%	$0.39	$0.40	$0.41	$0.43	$0.44

Terminal Exit Model

Implied Enterprise Value Sensitivity Analysis

Discount Rate (WACC)	Terminal Value EBITDA Multiple 8.0x	10.0x	12.0x	14.0x	16.0x
15.7%	$4,019	$4,922	$5,825	$6,728	$7,631
16.7%	$3,867	$4,732	$5,597	$6,462	$7,327
17.7%	$3,722	$4,551	$5,380	$6,209	$7,038
18.7%	$3,585	$4,380	$5,174	$5,969	$6,763
19.7%	$3,454	$4,216	$4,978	$5,740	$6,502

Implied Per Share Price Sensitivity Table

Discount Rate (WACC)	Terminal Value EBITDA Multiple 8.0x	10.0x	12.0x	14.0x	16.0x
15.7%	$0.52	$0.59	$0.66	$0.73	$0.79
16.7%	$0.51	$0.57	$0.64	$0.71	$0.77
17.7%	$0.50	$0.56	$0.62	$0.69	$0.75
18.7%	$0.49	$0.55	$0.61	$0.67	$0.73
19.7%	$0.48	$0.53	$0.59	$0.65	$0.71

Valuation Analysis

Discounted Cash Flow Analysis – Weighted Average Cost of Capital

Weighted Average Cost of Capital Analysis

Cost of Equity:

Capital Asset Pricing Model:

Ke = Rf + (Beta x MRP) + SSP

Risk-Free Rate (Rf)[1]	2.40%
Market Risk Premium (MRP)[2]	6.00%
Multiply by: Beta[3]	0.93
Adjusted Market Risk Premium	5.58%
Plus: Small Stock Premium (SSP)[4]	9.74%
Cost of Equity (Ke)	17.72%

WACC Calculation

	Cost of Capital		Weighting		WACC
Cost Debt Capital	N/A	x	0.0%	=	N/A
Cost of Equity Capital	17.72%	x	100.0%	=	17.72%
Weighted Average Cost of Capital					**17.72%**

Source:

[1] 10-year US Treasury bond yields

[2] Equity market return risk premium based on historical rates of return on S&P 500 returns less long-term U.S. Treasury bond income returns

[3] Based on betas of Company's publicly traded comparable companies

[4] Discount for small stock premium based on historical market data per Ibbotson

Valuation Analysis

Select Public Companies Analysis

- Selected Public Company Analysis
  - Kidron reviewed the current trading multiples of publicly traded B2B financial technology and business processes companies that it deemed relevant to its analysis.
  - Kidron analyzed the LTM revenue and EBITDA of each of the publicly traded companies.
  - Kidron analyzed the selected public companies' trading multiples of enterprise value to their respective revenue and EBITDA.
  - Many of the companies that compete in Paybox's space also offer a number of other services which Paybox does not provide.

As previously noted, Kidron does not have access to nonpublic information related to any of the companies used for comparative purposes. Accordingly, a complex valuation analysis cannot be limited to a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets and the Company, as well as other factors that could affect their value relative to that of the Company.

Valuation Analysis

Select Public Companies Analysis – Valuation Metrics

Data as of 12/8/2016
($ in USD millions, except per share data)

		Market Data					TEV/Revenue		TEV/EBITDA	
Stock Ticker	Company Name	Stock Price	52 Week High	52 Week Low	Market Cap	Enterprise Value	LTM	NTM	LTM	NTM
NYSE: FIS	Fidelity National Information Services, Inc.	$75.49	$81.67	$55.11	$24,821	$35,004	4.0x	3.6x	15.9x	11.2x
NYSE: FDC	First Data Corporation	$14.50	$16.98	$8.37	$13,036	$34,460	4.4x	4.7x	13.0x	11.5x
NasdaqGS: FISV	Fiserv, Inc.	$104.86	$111.51	$85.63	$22,752	$27,079	5.0x	4.7x	14.7x	13.3x
NYSE: G	Genpact Limited	$24.52	$28.52	$22.58	$4,844	$5,291	2.1x	1.9x	13.4x	11.5x
NasdaqGS:ACIW	ACI Worldwide, Inc.	$19.75	$23.30	$15.07	$2,260	$2,961	3.0x	2.9x	40.3x	11.2x
TSX: DH	DH Corporation	$17.13	$30.38	$10.62	$1,765	$3,198	2.5x	2.5x	13.0x	8.9x
NasdaqGS: EXLS	Exlservice Holdings, Inc.	$49.88	$54.78	$40.80	$1,609	$1,440	2.1x	1.9x	14.2x	10.6x
NasdaqGS: COUP	Coupa Software Incorporated	$27.27	$34.75	NA	$1,311	$1,090	8.9x	8.3x	NM	NM
NasdaqGS: EPAY	Bottomline Technologies (de), Inc.	$25.39	$31.52	$18.48	$912	$958	2.8x	2.7x	28.3x	13.3x
HLSE: BAS1V	BasWare Oyj	$39.78	$43.98	$32.77	$562	$565	3.6x	3.2x	156.8x	179.1x
BSE: 538835	Intellect Design Arena Limited	$2.15	$4.48	$1.02	$217	$208	1.7x	1.3x	NM	26.6x
AIM: PHD	PROACTIS Holdings PLC	$1.99	$2.08	$1.32	$98	$99	4.0x	3.0x	28.4x	10.0x
ENXTPA: GENX	Generix SA	$3.20	$3.26	$2.48	$70	$82	1.3x	1.3x	19.3x	18.7x
NasdaqCM: DTRM	Determine, Inc.	$1.86	$3.10	$0.82	$22	$30	1.1x	1.1x	NM	NM
TSXV: VPY	Versapay Corporation	$0.89	$1.06	$0.74	$27	$24	5.0x	6.4x	NM	NM
> $1B Market Cap Companies, exluding Coupa Software as an outlier										
				Mean	$10,155.3	$15,633.4	3.3x	3.2x	17.8x	11.2x
				Median	$4,844.3	$5,291.2	3.0x	2.9x	14.2x	11.2x
< $1B Market Cap Companies, excluding Versapay as an outlier										
				Mean	$313.6	$323.6	2.4x	2.1x	58.2x	49.5x
				Median	$157.6	$153.3	2.2x	2.0x	28.4x	18.7x
OTCPK:PBOX	Paybox Corp.	$0.36	$0.76	$0.30	$5	$2	0.3x	NA	3.5x	NA

The companies shaded in grey were considered but not included in the valuation analysis because the companies had more diversified and substantially larger businesses.

For the comparable companies analysis, Kidron used the valuation multiples for companies under $1B of market cap.

Source: S&P Capital IQ
Stock Price as of close of 12/8/2016. 52 week high and low prices based on intraday prices.

Valuation Analysis

Select Public Companies Analysis – Financial Performance

Data as of 12/8/2016
($ in USD millions)

		Revenue		EBITDA			5 YR Historical CAGR		
			1 YR		1 YR				
Stock Ticker	Company Name	LTM	Growth	LTM	Growth	Margin	Revenue	EBITDA	Business Description
NYSE: FIS	Fidelity National Information Services, Inc.	$8,669	35.2%	$2,199	32.5%	25.4%	9.3%	10.5%	Financial services tecnology for banking, payments, capital markets, asset and wealth management, risk and compliance, treasury, and insurance.
NYSE: FDC	First Data Corporation	$7,860	1.8%	$2,398	-7.7%	30.5%	2.0%	2.6%	Electronic commerce solutions for merchants, financial institutions, and card issuers.
NasdaqGS: FISV	Fiserv, Inc.	$5,442	4.6%	$1,695	5.7%	31.1%	5.0%	6.6%	Financial services technology solutions for payments, processing services, customer and channel management, risk and compliance and data analytics.
NYSE: G	Genpact Limited	$2,536	4.9%	$404	-0.9%	15.9%	11.1%	6.7%	Business process management outsourcing and IT management services. Services include AP services, document management, invoice processing, order to cash and supply chain services.
NasdaqGS:A CIW	ACI Worldwide, Inc.	$972	-5.4%	$73	-63.0%	7.6%	15.6%	-4.5%	Payment software products for facilitating electronic payments and online banking used by financial institutions, retailers, billers and electronic payment processors.
TSX: DH	DH Corporation	$1,279	21.6%	$248	-1.6%	19.4%	19.0%	14.8%	Provides lending, payments, enterprise, and global transaction banking solutions to banks, specialty lenders, credit unions, governments, and corporations.
NasdaqGS: EXLS	Exlservice Holdings, Inc.	$675	12.8%	$102		15.0%	15.5%	12.1%	Operations management solutions and analytics. Solutions for claims processing, premium and benefit administration, financial transaction processing, billing and collection.
NasdaqGS: COUP	Coupa Software Incorporated	$122	68.4%	($38)		-31.2%	NA	NA	Cloud-based spend management platform. Automated procurement, invoicing, and expense management modules.
NasdaqGS: EPAY	Bottomline Technologies (de), Inc.	$343	3.3%	$34	-15.6%	9.9%	11.4%	2.3%	Provides Saas based business payment, digital banking, fraud prevention, and financial document solutions on a subscription and transaction basis.
HLSE: BAS1V	BasWare Oyj	$166	6.3%	$4	-45.5%	2.2%	6.5%	-28.3%	Cloud-based purchase-to-pay and e-invoicing solutions for buyer-supplier interactions.
BSE: 538835	Intellect Design Arena Limited	$127	17.5%	($6)		-4.5%	NA	NA	Software development and services for banking, insurance, and other financial services. Offers banking, transaction and risk and treasury management platforms.
AIM: PHD	PROACTIS Holdings PLC	$26	12.5%	$4	17.0%	14.2%	25.4%		Spend control solutions including purchase-to-pay, AP automation, invoice management.
ENXTPA: GENX	Generix SA	$68	8.4%	$4	-28.6%	6.5%	-1.3%		Supply chain solutions for paperless managed services, regulated flow managed services,, collaborative purchase to pay, order to cash, customer and supplier invoicing, etc.
NasdaqCM: DTRM	Determine, Inc.	$27	7.9%	($9)		-33.9%	12.4%		SaaS Source-to-Pay and enterprise contract lifecycle management solutions for procurement, finance and legal professionals.
TSXV: VPY	Versapay Corporation	$5	23.0%	($4)		-80.9%	-15.4%		Cloud-based B2B invoicing, AR management, invoice and payment automation solutions.
	> $1B Market Cap Companies, exluding Coupa Software:								
	Mean	$3,919	10.8%	$1,017	-5.9%	20.7%	11.1%	7.0%	
	Median	$2,536	4.9%	$404	-1.3%	19.4%	11.1%	6.7%	
	< $1B Market Cap Companies, excluding Versapay								
	Mean	$126	9.3%	$5	-18.2%	-0.9%	10.9%	-13.0%	
	Median	$98	8.2%	$4	-22.1%	4.4%	11.4%	-13.0%	
OTCPK:PBOX	Paybox Corp.	$7	-14.3%	$1	-17.6%	8.7%	-3.2%	12.7%	SaaS working capital management platform for Order-to-Cash and Procure-to-Pay processes.

Source: S&P Capital IQ

Valuation Analysis

Select M&A Transactions Analysis

($ in USD millions)

Announced Date	Target	Buyers/Investors	Enterprise Value	EV / Revenue	EV/ EBITDA	Total Revenue	EBITDA	EBITDA Margin	Target Business Description
1/26/2016	TransFirst Holdings Corp.	Total System Services, Inc.	$2,329.3	1.5x	17.4x	$1,542.9	$133.5	8.7%	Provides payment transaction processing services and payment enabling technologies to small to medium-sized merchants.
12/15/2015	Heartland Payment Systems, Inc.	Global Payments Inc.	$4,414.1	1.7x	21.9x	$2,588.4	$202.0	7.8%	Provides payment processing services to small and mid-sized merchants and network services merchants in the United States.
10/23/2014	Wausau Financial Systems, Inc.	Deluxe Corporation	$90.0	1.1x	-	$80.0[1]	-	-	Provides financial technology services and solutions to financial institutions, healthcare companies, government agencies, banks, and
8/12/2014	Comdata Network, Inc.	FleetCor Technologies, Inc.	$3,499.7	6.0x	27.0x	$581.0	$129.6	22.3%	Business-to-business provider of electronic payment solutions.
7/1/2013	Intuit Financial Services (nka:Digital Insight	Thoma Bravo, LLC; Thoma Bravo Fund X, L.P.	$1,025.0	3.4x	-	$305.0	-	-	Provides a suite of on-demand financial management and proprietary software solutions for financial institutions.
8/1/2012	Genpact Limited	Bain Capital, LP; GIC Special	$3,197.2	1.8x	10.1x	$1,775.4	$315.5	17.8%	Provides business process outsourcing and information technology (IT) management services worldwide.
7/2/2012	Merchant e-Solutions, Inc.	Cielo USA Inc.	$670.0	5.4x	11.0x	$124.0	-	-	Provides payment processing services.
5/22/2012	Ariba Inc.	SAP America, Inc.	$4,411.4	8.8x	108.0x	$501.8	$40.9	8.1%	Provides collaborative business commerce solutions for buying and selling goods and services.

Below calculations exclude Ariba

	Enterprise Value	EV / Revenue	EV/ EBITDA	Total Revenue	EBITDA	EBITDA Margin
Max	$4,414.1	6.0x	27.0x	$2,588.4	$315.5	22%
Min	$90.0	1.1x	10.1x	$124.0	$129.6	8%
Average	$2,175.0	3.0x	17.5x	$1,152.8	$195.2	14%
Median	$2,329.3	1.8x	17.4x	$1,061.9	$167.8	13%

Source: S&P Capital IQ, public filings
[1] Deluxe's 8K filed 10/23/14